Exhibit 10.13(a)

Amendment to Second Amended and Restated 1998 Stock Option Plan
Manugistics Group, Inc.
Effective: March 1, 2003

FURTHER RESOLVED, That, consistent with the intent of the foregoing, Sections 6(g)(i) and (iii) of the 1998 Second Amended and Restated Stock Option Plan of the Company are hereby amended and restated as follows:

     (i)  On the date of the Annual Meeting of Shareholders, each director who is not an employee of the Company shall receive a Non-Qualified Stock Option to purchase shares of the Common Stock at a price per share as determined in Section 6(c) above in the following amount: 10,000 shares commencing on the date of the first Annual Meeting to occur after the director is initially elected or appointed to the Board and 10,000 shares on the date of each Annual Meeting thereafter, so long as the director remains a member of the Board. Each Non-Qualified Stock Option received by a director pursuant to this Section 6(g)(i) shall vest quarterly on a calendar year basis over a five year period and therefore become exercisable in 20 equal quarterly installments on the last day of each calendar quarter commencing with the last day of the first calendar quarter after the date the Non-Qualified Stock Option is granted. Any director leaving the Board prior to the quarterly vesting date of the Non-Qualified Stock Option grant shall forfeit the unvested portion of any such Non-Qualified Stock Option grant, unless the exception contained in Section 6(g)(v) applies.

     (iii)  Each director who is newly elected or appointed to the Board following March 1, 2003 and who is not an employee of the Company shall receive on the date of appointment/election a Non-Qualified Stock Option to purchase shares of the Common Stock at a price per share as determined in Section 6(c) above in the following amount: 35,000 shares, pro-rated as follows. Any director who is elected or appointed to the Board at any time other than an Annual Meeting will receive a percentage of this grant on the date of his or her election based on the number of fiscal quarters ending from the date of appointment or election until the next Annual Meeting of Shareholders. Each Non-Qualified Stock Option received by a director pursuant to this Section 6(g)(iii) shall vest and become exercisable in 20 equal quarterly installments on the same date as the date of grant, provided that if the date of grant is the last day of a month, the option shall vest on the last day of the month of such quarterly period, whether or not the same date as the date of grant. Any director leaving the Board prior to the quarterly vesting date of the Non-Qualified Stock Option grant shall forfeit the unvested portion of any such Non-Qualified Stock Option grant, unless the exception contained in Section 6(g)(v) applies.